EMAIL COMMUNICATION TO EMPLOYEES OF
MANNATECH, INCORPORATED

Mannatech Announces Cash Tender Offer to Purchase up to 211,538 Shares of Its Common Stock at a Cash Purchase Price of $26.00 per Share
May 28, 2021
Today Mannatech announced that it commenced a cash tender offer to purchase up to 211,538 Shares of its outstanding common stock, par value $0.0001 per share, at a per share price of $26.00 (the “tender offer”). A copy of the press release announcing the tender offer is attached.
You may participate in the offer to purchase if you hold (1) any shares of Mannatech’s common stock outright (whether you hold the shares through a broker or by holding a stock certificate) or (2) options to purchase shares of Mannatech’s common stock that are vested or will vest before the tender offer expires (currently 12:00 midnight, New York City time, at the end of Friday, June 25, 2021). Please note that shares of restricted stock that have not vested before the tender offer expires are not eligible for the tender offer.
Each individual will need to come to his or her own determination as to whether to participate in the tender offer. Although Mannatech’s Board of Directors approved making the tender offer, neither Mannatech nor its Board of Directors is making any recommendation as to whether holders should participate. You should carefully review the offer materials and discuss the offer with your tax and other personal advisors before deciding whether to participate. In addition, Mannatech is not rendering any tax advice in connection with the tender offer.

Information about the tender offer, including the procedures you must follow to participate, is available as described below.
SHAREHOLDERS
If you hold shares of Mannatech’s common stock in a brokerage account, you may wish to contact the broker to make sure you get a copy of the tender offer documents and any other forms your broker may require you to complete. If you hold shares by holding a stock certificate, our transfer agent will be sending you the tender offer documents. In either case, you may request copies from the information agent for the tender offer as described below. If you hold restricted (unvested) shares of Mannatech’s common stock that will vest during the pendency of the tender offer and you are considering participating in the tender offer, you should contact the information agent.
VESTED OPTIONS TO PURCHASE MANNATECH’S COMMON STOCK
If you hold options to purchase shares of Mannatech’s common stock that are vested or will vest before the tender offer expires, you may participate in the tender offer by (1) exercising your vested options and (2) tendering shares of Mannatech’s common stock acquired upon exercise. Given the applicable deadlines to participate, if you are considering exercising your stock options, including any that vest during the pendency of the tender offer, you should contact your broker or information agent as soon as possible.
Once you have exercised your stock options, you may elect to participate in the tender offer by contacting the information agent. PLEASE BE AWARE THAT IF YOU CHOOSE TO EXERCISE OPTIONS, AND ALL OR ANY PORTION OF YOUR SHARES ARE NOT ACCEPTED IN THE TENDER OFFER, YOU MAY NOT RESCIND YOUR OPTION EXERCISE.

Important Additional Information
This communication is for informational purposes only, is not a recommendation to buy or sell shares of Mannatech’s common stock, and does not constitute an offer to buy or the solicitation to sell shares of Mannatech’s common stock. The tender offer is being made only pursuant to the tender offer statement on Schedule TO, including an Offer to Purchase, Letter of Transmittal and related materials that Mannatech has filed with the Securities and Exchange Commission (the “SEC”).
SHAREHOLDERS AND HOLDERS OF AWARDS GRANTED UNDER MANNATECH’S EQUITY INCENTIVE PLANS ARE URGED TO CAREFULLY READ THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS AND AWARD HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.
Shareholders can obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal, and other related documents that Mannatech has filed or will file with the SEC at the SEC’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting Mannatech at ir@mannatech.com or 1410 Lakeside Pkwy, Ste 200, Flower Mound, TX 75028, Attn: Investor Relations, or Georgeson LLC, the information agent for the tender offer, at (877) 278-4751.
Other Disclosures
None of Mannatech, its directors, the dealer manager, the information agent or the depositary for the tender offer is making any recommendation to shareholders as to whether to tender their shares or refrain from tendering their shares. Shareholders and holders of awards granted under Mannatech’s equity plans should carefully read the tender offer statement, offer to purchase, letter of transmittal and related materials, because they contain important information regarding the various terms of, and conditions to, the tender offer.
Forward Looking Statements
Please Note: This communication contains “forward-looking statements.” These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this communication should be read in conjunction with all of its filings with the SEC and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s ability to complete the tender offer in a timely manner or at all, the price at which shares of Mannatech's common stock may trade on Nasdaq, which may be higher or lower than the purchase price in the tender offer, uncertainty as to the number of shares purchased in the tender offer, the impact of the outbreak of the novel coronavirus ("COVID-19") pandemic, Mannatech's inability to attract and retain associates and preferred customers, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this communication, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the SEC, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this communication.